Exhibit 23.2

Consent of Independent Auditors

The Board of Directors

Genesis Healthcare, Inc.

We consent to the use of our report dated February 26, 2015, with respect to the consolidated balance sheets of FC-GEN Operations Investment, LLC as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), members’ interest and cash flows for each of the years in the three-year period ended December 31, 2014,  which report appears in the Form 8-K/A of Genesis Healthcare, Inc. dated February 26, 2015, incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania

June 3, 2015